Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made effective as April 15, 2024 (the “Effective Date”), by and between Imunon, Inc. (the “Client”) and Monomoy Advisors, LLC (“Monomoy”). The Client and Monomoy are herein sometimes referred to individually as a “Party” and collectively as the “Parties.” The Parties agree that Monomoy will be engaged on the following terms and conditions.

1.	Services. Monomoy will provide services to the Client (the “Services”) which are described in Exhibit A. The Services may be amended or adjusted upon written agreement by both Parties and will be periodically reviewed.

2.	Compensation. In consideration of Monomoy’s performance of the Services, the Client shall compensate Monomoy as described in Exhibit A, which compensation shall include a cash consulting fee (the “Consulting Fee”). Consulting Fees will be invoiced as incurred and are due within thirty (30) days of the date of invoice, which shall include sufficient information to identify the nature of the Services. If the Parties agree to amend or adjust the Services pursuant to Paragraph 1 of this Agreement, the Parties will also negotiate in good faith to adjust the Consulting Fee accordingly. The Consulting Fee is subject to an annual increase effective January 1 of each year, pursuant to written notice by Monomoy. Additional fees are payable hereunder as described below and in Exhibit A.

3.	Expenses. The Client will reimburse Monomoy for all reasonable out-of-pocket business expenses (“Expenses”), including but not limited to travel and parking, incurred by Monomoy in performing the Services. Monomoy agrees that the Expenses will be incurred and, as applicable, subject to pre-approval in accordance with the Client’s travel policy and other applicable policies. Expenses will be invoiced as incurred.

4.	Term and Termination. The term of this Agreement will commence on the Effective Date and will continue until such time as the Agreement is terminated in accordance with this Paragraph 4. This Agreement may be terminated upon mutual agreement of the Parties. In addition, this Agreement may be terminated by either Party (a) in connection with any material breach of this Agreement by the other Party, which material breach is not cured, to the extent curable, within thirty (30) days of receipt of written notice; (b) for any reason upon sixty (60) days’ prior written notice to the other Party, or (c) immediately upon the identification of any fraud or illegal acts performed by the other Party, unless a continuation of the term is otherwise agreed to by the Parties. The Parties agree that the Client’s reasonable determination that Monomoy has or is engaged in any criminal or other illegal activity shall constitute a material breach of this Agreement and shall not be subject to the cure right described in clause (a).

All obligations to pay unpaid Consulting Fees or other fees or expenses owed hereunder shall survive any termination of this Agreement. Further the following provisions survive any termination of this Agreement: Paragraphs 11 - 26.

5.	Time Commitment. Monomoy will devote sufficient time to perform the Services under this Agreement as may reasonably be required, and as set forth in Exhibit A.

6.	Staffing. Subject to the Client’s right to pre-approve Monomoy personnel who provide the Services (such approval not to be unreasonably withheld), Monomoy shall have the authority to make staffing decisions with respect to use of its personnel in the provision of the Services. This authority includes, subject to the Client’s pre-approval right in the preceding sentence, the right to reassign personnel; provided, however, that the Services shall continue to be provided in accordance with the terms of this Agreement. Notwithstanding the foregoing, the Client may request the removal of any Monomoy personnel that the Client reasonably determines is not satisfactorily performing the Services and Monomoy shall use commercially reasonable efforts to comply with any such request. Subject to the Client’s prior written consent, Monomoy shall be permitted to subcontract any of its obligations under this Agreement in connection with its performance of the Services, provided that Monomoy shall ensure that all such subcontractors comply with the applicable terms of this Agreement, including without limitation all confidentiality provisions set forth herein.

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7.	Place of Performance. Monomoy will perform the Services at such locations upon which the Parties may mutually agree.

8.	Client Responsibilities. The Client shall provide all information, data and access which may be reasonably required to perform the Services. Such items may include, but are not limited to, contractual records, accounting and financial systems, document file systems, building access, and access to discuss items with appropriate officers, directors and employees of the Client.

9.	Compliance with Law, Policies and Guidelines. Monomoy will perform the Services in accordance with all applicable federal, state, local, and foreign laws and regulations, including state and federal securities laws, and all rules or policies adopted by the Client that the Client discloses in writing to Monomoy.

10.	Professional Standards. Monomoy will perform the Services (a) with the standard of care and diligence that a professional chief financial officer advisory firm would observe in these affairs taking into account the prevailing rules, practices, procedures and circumstances in the relevant market and (b) to the extent applicable to Monomoy’s duties, with the care and skill required to prepare financial statements of the Client in accordance with U.S. generally accepted accounting principles (“GAAP”), applicable securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”) and Nasdaq.

11.	Confidential Information. During the course of performing the Services, the Client may make available to Monomoy information which is owned or controlled by the Client and is marked or designated as confidential at the time of disclosure or is of a type that is customarily considered to be confidential information (“Confidential Information”). The Confidential Information or any part thereof is the exclusive property of the Client and shall not be disclosed to any third party or used for any purpose other than to perform the Services in accordance with this Agreement without first obtaining the written consent of the Client. Monomoy further agrees to take all commercially reasonable steps to ensure that the Confidential Information, and any part thereof, shall not be disclosed to its affiliates, agents, contractors, or employees, unless (a) such parties are bound by applicable terms of confidentiality at least as protective as those set forth herein; (b) such disclosure is necessary for the performance of the Services; and (c) such Confidential Information shall be used solely for the purposes of performing the Services. Confidential Information shall not include information that (i) is known to Monomoy other than as a result of Monomoy’s performance of the Services at the time of disclosure by the Client as evidenced by written records of Monomoy, (ii) has become publicly known and made generally available through no wrongful act of Monomoy or any of its affiliates, agents, contractors, or employees, (iii) has been rightfully received by Monomoy from a third party who is authorized to make such disclosure, or (iv) is required to be disclosed by law or court order, provided that, in the case of this clause (iv), to the extent practicable, Monomoy will (A) provide prompt written notice of any such requirement, (B) at the request (and expense) of the Client, reasonably cooperate with any efforts by the Client to limit or prevent the disclosure of such Confidential Information and (C) if such disclosure of Confidential Information cannot be prevented, disclose only that Confidential Information that, in the opinion of its legal counsel, is required to be disclosed. Monomoy further agrees to notify the Client of any known, suspected, or threatened loss, unauthorized use, or unauthorized disclosure of any Confidential Information. Monomoy acknowledges that it may be entitled to immunity from liability for certain disclosures of “trade secrets” (as such term is defined in 18 U.S.C. § 1839) that are made either (x) in confidence to a federal, state, or local government official or to an attorney solely to report or investigate a suspected violation of law or (y) under seal in a complaint or other document filed in a lawsuit or other proceeding, provided that Monomoy does so in strict adherence with 18 U.S.C. § 1833..

12.	Intellectual Property. All ideas, inventions, discoveries, creations, manuscripts, properties, innovations, improvements, know-how, designs, developments, apparatus, techniques, methods, and formulae that Monomoy conceives, makes, develops or improves as a result of performing the Services, whether or not reduced to practice and whether or not patentable, alone or in conjunction with any other party (collectively, “Client Materials”), shall be a “work made for hire” as that term is defined in the U.S. Copyright Act, and will be the Client’s sole and exclusive property. If any Client Material is for any reason not a “work made for hire,” this Agreement constitutes an irrevocable assignment to the Client of the copyright to the Client Material throughout the world. Notwithstanding the foregoing, Monomoy may develop, utilize and/or provide templates, formats, policies, or other similar items in connection with its provision of the Services that are generally applicable to Monomoy’s business and/or its clients and that do not contain and are not based on Confidential Information of the Client (collectively, “Monomoy Materials”). Monomoy shall retain all right, title and interest in all Monomoy Materials, and hereby grants the Client a non-exclusive, perpetual, worldwide license to use the Monomoy Materials.

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13.	Use of Name and Logo. Monomoy is permitted, with prior written consent of the Client to use the Client’s name and logo in customer lists on its website and in other marketing materials. Except for the foregoing, Monomoy shall not use the Client’s name or logo in any general advertising materials without the Client’s prior written consent. Upon written request by the Client, Monomoy shall promptly remove the Client’s name and logo from its customer list, website, or other marketing materials

14.	Non-Solicitation of Monomoy Representatives and Conversion. The Client agrees not to solicit, hire or retain services from any employee or contractor of Monomoy, regardless of whether such individual has provided Services to the Client (collectively, “Monomoy Representatives”) for so long as Monomoy is providing the Services to the Client and for one (1) years thereafter, without the prior written permission of Monomoy. If the Client seeks Monomoy’s consent to solicit, hire or retain services from a Monomoy Representative and Monomoy provides such consent, then in such event, if the Monomoy Representative is hired or retained by the Client as an employee or consultant (the “Converted Monomoy Representative”), a conversion fee (the “Conversion Fee”) will be payable to Monomoy. The Conversion Fee will be no less than 30% of such Converted Monomoy Representative’s base salary and full bonus (the “Converted Compensation”). The Conversion Fee is due and payable within thirty (30) days of the Converted Monomoy Representative’s start date with the Client. If the Client hires a Converted Monomoy Representative on or after the first anniversary but prior to the second anniversary of the Effective Date, the Conversion Fee will drop to 25% of the Converted Compensation, and on or after the second anniversary of the Effective Date, the Conversion Fee will drop to 20% of the Converted Compensation. The Client shall provide Monomoy with such supporting documentation relating to the Converted Compensation as Monomoy may reasonably request.

15.	No Warranty. Monomoy represents and warrants that neither this Agreement nor the performance of the Services will conflict with or violate any obligation of Monomoy or the right of any third party. Except as expressly warranted herein, the Services are provided on an “as is” basis, and the Client disclaims any and all other warranties, conditions, or representations (implied, oral or written), relating to the Services or any part thereof. Further, in performing the Services, Monomoy is not engaged to disclose illegal acts, including fraud or defalcations, which may have taken place, except to the extent such disclosure would be required in order for Monomoy to comply with Paragraphs 9 or 10 of this Agreement. The foregoing notwithstanding, Monomoy will promptly notify the Client if Monomoy becomes aware of any such illegal acts during the performance of the Services. Monomoy is not expressing an opinion as to whether financial statements provided by the Client are in conformity with generally accepted accounting principles or any other standards or guidelines.

16.	Indemnification. The Client shall indemnify and hold harmless Monomoy and any of its subcontractors against any claims, losses, damages or liabilities (or actions in respect thereof) that arise out of or are based on the Services performed hereunder, except for any such claims, losses, damages or liabilities arising out of the negligence, willful misconduct, criminal or other illegal acts of Monomoy or any of its employees, affiliates, agents, or contractors, or other failure to comply with any of the provisions of this Agreement. Monomoy shall indemnify and hold harmless the Client and any of its affiliates, directors or employees against any claims, losses, damages or liabilities (or actions in respect thereof) that arise out of or are based on the negligence, willful misconduct, criminal or other illegal acts of Monomoy or any of its employees, affiliates, agents, or contractors or any other failure of Monomoy to comply with any of the provisions of this Agreement.

17.	Independent Contractor. Monomoy is not, nor shall Monomoy or any of its personnel be deemed to be at any time during the term of this Agreement, an employee of the Client, and therefore Monomoy and its personnel shall not be entitled to any benefits provided by the Client to its employees. Monomoy’s status and relationship with the Client shall be that of an independent contractor and consultant. Monomoy shall not state or imply, directly or indirectly, that Monomoy is empowered to bind the Client without the Client’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the Parties. Monomoy will be solely responsible for payment of all charges and taxes arising (including any compensation, employee benefits, and applicable reporting and withholding for Monomoy’s employees) from the relationship to the Client as a consultant.

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18.	Records. Upon termination of Monomoy’s relationship with the Client, or at any time upon request by the Client, Monomoy shall deliver to the Client any property or Confidential Information of the Client relating to the Services which may be in its possession or the possession of its employees, affiliates, agents, or contractors.

19.	Notices. Any notice under this Agreement shall be in writing (except in the case of verbal communications, emails and teleconferences updating either Party as to the status of the Services). Notices under this Agreement shall be sent to the specified representatives of the Parties on Exhibit B.

20.	Assignment and Successors. This Agreement may not be assigned by a Party without the consent of the other, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its affiliates, to any purchaser of all or substantially all of its assets or to any successor entity resulting from any merger or consolidation of such Party with or into such entity.

21.	LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE SERVICES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT TO THE EXTENT SUCH DAMAGES ARE RECOVERED IN A CLAIM BROUGHT BY A THIRD PARTY AGAINST A PARTY.

22.	Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party. In the event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

23.	Headings and Construction. The Paragraph headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Any references to “Paragraph(s)” or similar terms arc to those parts of this Agreement, unless the context indicates to the contrary. Unless the context indicates to the contrary, (1) the plural includes the singular and the singular includes the plural; (2) “includes” and “including” are each “without limitation;” (3) “herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph; and (4) “or” means “and/or”.

24.	Integration; Severability. This Agreement is the sole agreement with respect to the subject matter hereof and shall supersede all other agreements and understandings between the Parties with respect to the same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

25.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Delaware, excluding choice of law principles. The Parties agree that any action or proceeding arising out of or related in any way to this Agreement shall be brought solely in a Federal or State court of competent jurisdiction sitting in the Commonwealth of Massachusetts.

26.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement.

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This Agreement has been executed by the Client and Monomoy to be effective as of the Effective Date.

MONOMOY ADVISORS, LLC

By:	/s/ Jeff Capello	By:	/s/ Michael Tardugno

Print Name:	Jeff Capello	Print Name:	Michael Tardugno

Title:	Managing Partner	Title:	Chairman of the Board

Exhibit A

Description of Services and Fees

Monomoy will perform the following Services:

CFO Services

The CFO services (as described herein) will initially be performed by David Gaiero. It is expected that Mr. Gaiero’s performance of these Services will require approximately 60% of a typical work effort of a CFO of a public company CFO. Mr. Gaiero will begin performing the Services on May 1, 2024 at a rate of $35,000 per month.

In performing the CFO services, Mr. Gaiero will act as Interim Chief Financial Officer of the Client, serving as its Principal Financial Officer and Principal Accounting Officer and performing all services related to such positions including, but not limited to, the following:

●	Participation in financing activities;
●	Overseeing the preparation and review of the Client’s SEC filings and compliance with other regulatory documents;
●	Certification of the Client’s SEC filings, including financial reporting and related attestations;
●	Support of investor relations activities;
●	Overseeing the finance and accounting functions of the Client;
●	Acting as Treasurer of the Client;
●	Board and Board Committee meeting support and, as appropriate, attendance;
●	Preparation of monthly and annual financial and operational packages to the Board of Directors and internal leadership team;
●	Finance support for operational planning, including oversight of all fundraising, budgeting, forecasting and internal reporting;
●	Facilitation of year-end audit and tax obligations as well as management of the finance organization;
●	Corporate and business development support;
●	Identification of tools and practices to improve the business;
●	Financial modeling, planning and analysis;
●	Management of cash flows;
●	Assisting the CEO and leadership team on all strategic and operational issues as they arise, including strategic opportunity assessment; and
●	Capitalization table management.

Other Services

In addition to the CFO services described above, the senior advisory services of Jeff Capello will be available upon the Client’s request at rate of $[***] per hour for any strategic issues as they arise. Monomoy will also make available other accounting and advisory services upon the Client’s request at rates per hour of $[***] for Partner, $[***] for Managing Director, and $[***] for Manager for any technical accounting issues that may arise. All such services would be estimated in advance and submitted for Client approval prior to starting work.

Exhibit B

Notices

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